SERVICE AGREEMENT

SERVICE AGREEMENT dated as September 10, 2002 (this "Agreement"), by and between ELITE FINANCIAL COMMUNICATIONS GROUP, LLC, located at 605 Crescent Executive Court, Suite 124, Lake Mary, Florida 32746 (hereinafter referred to as "ELITE") and XYBERNAUT CORPORATION, a Delaware corporation, located at 12701 Fair Lakes Circle, Fairfax, Virginia 22033, (hereinafter referred to as the "Company").

WITNESSETH:
For and in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.   EMPLOYMENT
The Company hereby retains the services of ELITE, as an independent contractor, to perform the duties and obligations specified herein for the Company and ELITE agrees to perform such duties and obligations hereunder, as an independent contractor, to the Company upon the terms and conditions hereinafter set forth.

2.   TERM
The term of this Agreement shall be for twelve (12) months, subject to earlier termination as provided for herein (the "Term"). The Company shall have the right to terminate this Agreement upon not less than ten (10) days prior written notice to ELITE at any time after ninety (90) days from the date hereof.

3.   DUTIES AND OBLIGATIONS OF ELITE
During the Term of the engagement of ELITE hereunder, ELITE shall do the following:
     3.1 ELITE will review and analyze various aspects of the Company's goals and make recommendations on feasibility and achievement of desired goals.
     3.2 Through its Tele-Market Relations Group, ELITE will provide exposure to its network of firms and brokers that may be interested in information regarding the Company. ELITE will create, build and continually enhance a database of all brokers, investors, analysts and media contacts who have expressed an interest in receiving ongoing information on the Company and manage the ongoing distribution of news announcements and/or other Company approved communications.
     3.3 At the Company's request, ELITE will be available to field any calls from firms, individual investors/shareholders and brokers inquiring about the Company. In addition, ELITE, at the request of the Company, will assist the Company in preparing its quarterly and annual communications relative to its financial results and coordinate corresponding news announcements, conference calls and simulcasts on the Internet, all in accordance with all applicable laws and regulations, including, without limitation, Regulation FD.
     3.4 ELITE will feature the Company on the Internet via ELITE's home web site (www.efcg.net) within the Elite Financial Forum ------------ which will feature comprehensive information relative to the Company's fundamental and technical strengths, as well as industry and corporate overviews; management biographies; stock trading history; market making activity; conference call/webcast archives; and other information meaningful to the investment community. The Forum will be updated routinely and provide for site visitors to request ongoing information about the Company as it is released. All information posted about the Company will be subject to the Company's prior written approval, and any information that the Company requests to be deleted will be immediately deleted by ELITE.

     3.5 ELITE shall assist the Company in preparing and releasing all news announcements. The Company shall make all final determination as to the contents of each press release. The Company shall be solely responsible for paying all fees associated with the actual release(s) through BusinessWire, PR Newswire, or any other comparable news dissemination source.
     3.6 ELITE shall assist the Company in obtaining coverage in both national and industry publications, in financial newsletters, on financial radio and television programming and via traditional press mediums. Specifically, ELITE will facilitate an ongoing outreach program to an intelligently targeted universe of media professionals. Further, ELITE will track, for the Company's benefit, published articles and in association with Burrelles provide monthly clippings of those articles/mentions featuring the Company.
     3.7 At the Company's request, assist the Company in obtaining analyst coverage.

4.   ELITE'S COMPENSATION
     4.1 $5,000 cash per month, with the first payment immediately following the execution of this Agreement and subsequent payments due every 30 days thereafter during the Term of this Agreement.
     4.2 ELITE would also be entitled to receive a Warrant to purchase up to 200,000 shares of the Company's common stock (the "Warrants"), exercisable as follows:
          4.2.1 25,000 shares exercisable at $0.50 per share, which shall vest immediately.
          4.2.2  25,000 shares  exercisable at $0.60 per share, which shall vest on the 91st day following execution of this Agreement;
          4.2.3  50,000 shares  exercisable at $0.70 per share, which shall vest on the 181st day following execution of this Agreement; and
          4.2.4  50,000 shares  exercisable at $0.80 per share, which shall vest on the 271st day following execution of this Agreement.
          4.2.5  50,000 shall be exercisable at $1.00 per share and will vest on the one year anniversary of this Agreement.

Any Warrants which are not vested at the time of the termination of this Agreement shall automatically be cancelled and shall be null and void.

The Company shall agree to issue ELITE piggyback registration rights for the shares of common stock underlying the Warrants, whereby these shares will be registered for resale by ELITE on the first applicable registration statement (other than a registration statement on Forms S-8, S-4 or any comparable form) filed by the Company with the U.S. Securities & Exchange Commission. The Warrants shall, expire twenty-four (24) months from the effective date of the registration statement registering the shares of common stock underlying the Warrants. The piggyback registration rights granted to ELITE shall be subject to standard underwriter cut-backs and standard black-out periods.

     4.3 In order to induce the Company to issue the Warranty to ELITE, ELITE hereby represents and warrants to the Company as follows:
          4.3.1 ELITE is aware of what constitutes an "accredited investor" as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and under applicable state securities laws, and ELITE represents and warrants that is an "accredited investor" for purposes of Regulation D and such state securities laws.
          4.3.2 ELITE acknowledges that the Warrants and the shares of common stock underlying the Warrants are a speculative investment and involves a high degree of risk, and that the Company makes no assurances whatsoever concerning the present or prospective value of its common stock. ELITE is able to bear the economic risks of an investment in the Company and,


             Page 2 of 7 Initial Company ______         Initial ELITE _____
                 consequently, without limiting the generality of the foregoing, is able to hold the Warrants and the shares of common stock underlying the Warrants for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment.
          4.3.3 ELITE is acquiring the Warrants for ELITE's own account for investment and not with a view to or for resale in connection with any distribution of the Warrants or the shares of common stock underlying the Warrants. ELITE has not offered or sold any portion of the shares of common stock underlying the Warrants and has no present intention of dividing the shares of common stock underlying the Warrants with others or of selling, distributing or otherwise disposing of any portion of the shares of common stock underlying the Warrants either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.
          4.3.4 ELITE understands that the issuance of the shares of common stock underlying the Warrants has not been registered under the Securities Act and that the Warrants and the shares of common stock underlying the Warrants have been issued in reliance upon an exemption therefrom for non-public limited offerings. ELITE acknowledges that the Warrants and the shares of common stock underlying the Warrants constitute "restricted securities" under the Securities Act and they may not be sold, transferred, assigned, pledged or otherwise disposed of, except pursuant to a registration statement that is declared effective under the Securities Act, or an exemption from registration under the Securities Act as determined by the Company's legal counsel. ELITE further acknowledges and agrees that the Company will place an appropriate restrictive legend on the certificate for the Warrants and the shares of common stock underlying the Warrants, as applicable, to comply with the Securities Act and to identify the Warrants and the shares of common stock underlying the Warrants as "restricted securities".
          4.3.5 ELITE further acknowledges that no United States federal agency (including, without limitation, the SEC), state agency or other similar agency or regulatory authority of any other country, has reviewed, approved, passed upon or made any recommendation or endorsement regarding the Company or the Warrants and the shares of common stock underlying the Warrants.
          4.3.6 ELITE acknowledges that the Company is relying on the accuracy of the foregoing representations and warranties in issuing the Warrants to ELITE.

5.   ELITE'S EXPENSES AND COSTS
The Company shall pay all reasonable out-of-pocket costs and expenses incurred by ELITE, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding ELITE's general and administrative expenses and costs, but including and not limited to the following costs and expenses; provided that all costs and expense items in excess of $1.00 must be approved by the Company in writing prior to ELITE's incurrence of the same:

     5.1  Travel expenses, transportation, lodging and food expenses.
     5.2  Seminars, expositions, money and investment shows.
     5.3 Radio and television time and print media advertising costs, when applicable.
     5.4  Costs  of  due  diligence  meetings  at  the  Company's  offices,   if
          applicable.

             Page 3 of 7 Initial Company ______         Initial ELITE _____

     5.5 Printing and publication costs of brochures and marketing materials which are not supplied by the Company.
     5.6 Duplicating costs for the Company annual reports, quarterly reports, and/or other shareholder communication collateral material which is not supplied by the Company.

6.   COMPANY'S DUTIES AND OBLIGATIONS
The  Company  shall  have  the  following  duties  and  obligations  under  this
Agreement:
     6.1 Cooperate with the reasonable requests of ELITE so as to enable ELITE to perform its obligations under this Agreement.
     6.2 Within ten (10) days after the date of execution of this Agreement to deliver to ELITE a complete due diligence package on the Company, including all of the Company's filings with the U.S. Securities and Exchange Commission within the last twelve months; the last six (6) months of press announcements on the Company; and all other relevant materials with respect to such filings, including, but not limited to, corporate reports, brochures, and the like, and a list of analysts and or fund managers, who have been following the Company.
     6.3 The Company will act diligently and promptly in reviewing materials submitted to it from time to time by ELITE and inform ELITE of any inaccuracies contained therein prior to the dissemination of such materials.
     6.4 Promptly pay all Company pre-approved costs and expenses incurred by ELITE under the provisions of this Agreement when presented with invoices for the same by ELITE.
     6.5 Promptly pay the compensation due ELITE under the provisions of this Agreement, and as and when due in accordance with this Agreement.

7.   NONDISCLOSURE
     7.1 Except as may be required by law or regulation, the Company and ELITE, their respective officers, directors, employees, agents and affiliates shall not disclose the contents and provisions of this Agreement to any individual or entity without the other's prior written consent (which consent shall not be unreasonably withheld or delayed), other than to their respective legal counsel, accountants and other persons performing investment banking, financial, or related functions who agree to be bound by the provisions of this Section 7.
     7.2 ELITE agrees that it shall not, directly or indirectly, use, or disclose to any third party any Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean all confidential information regarding the Company, including, but not limited to, customer lists, vendor lists, product lists, price lists, product strategies, sales reports, financial data and reports, marketing and sales plans, strategies and procedures, pricing strategies, purchasing and sales strategies, operational techniques, business plans and systems, quality control procedures and systems, internal control procedures, accounting and reporting systems, special projects, employee compensation, personnel and any other records, intellectual property rights and intellectual property strategies, applications or other information which is not in the pubic domain or is otherwise proprietary to the Company.
     7.3 It is expressly acknowledged and agreed by ELITE that its obligations set forth in Section 7.2 were an inducement to the Company to enter into this Agreement and that the scope of the provisions set forth in this Section 7 are in each case reasonable and necessary in light of the circumstances. If, for any reason, any aspect of any provision set forth in Section 7.2 is determined by a court of competent jurisdiction, to be unreasonable, illegal, invalid or unenforceable, any such provision shall, to the fullest extent possible, be modified by the court to the minimum extent required by applicable law to make the provisions legal, valid and enforceable to the fullest extent permitted by applicable law. ELITE agrees that the Company shall be entitled to enforce the provisions of Section 7.2


             Page 4 of 7 Initial Company ______         Initial ELITE _____
          through the use of all remedies available at law or in equity, including, but not limited to, obtaining a court order, an injunction (both permanent and temporary) or other equitable relief, without the Company being required to post a bond or other security or prove any amount of actual damages.

8.   TERMINATION
     8.1 The Company or ELITE, as applicable, shall have the right to terminate the engagement of ELITE hereunder prior to the end of the Term hereof upon prior written notice to the other party hereto upon the occurrence of any of the following events:
          8.1.1 a breach by such other party of any of its material agreements and/or covenants contained herein which breach is not cured to the reasonable satisfaction of the Company or ELITE, as applicable, within ten (10) days of written notice from the non-breaching party of the occurrence of such breach; or
          8.1.2 any representation or warranty made by such other party in this Agreement shall be, materially false or misleading as of the time made.
     8.2 Either the Company or ELITE, as applicable, shall be entitled to terminate the engagement of ELITE hereunder upon the occurrence with respect to the other party of any of the following: (i) the institution against the Company or ELITE, as applicable, of any proceedings under any federal or state law for the relief of debtors or relating to insolvency, reorganization or moratorium, including, without limitation, the filing by or against the Company or ELITE, as applicable, of a voluntary or involuntary petition under the federal bankruptcy law, which proceedings, if involuntary, are not dismissed within sixty (60) calendar days after the filing thereof, (ii) an adjudication of the Company or ELITE, as applicable, as being insolvent or bankrupt; (iii) an assignment of all or a substantial portion of the assets of the Company or ELITE, as applicable, for the benefit of creditors; (iv) the appointment of a receiver, trustee, conservator or similar official of any substantial portion of the assets of the Company or ELITE, as applicable, which appointment, if obtained ex parte is not dismissed within sixty (60) calendar days thereafter; or (v) the seizure by a sheriff, receiver, trustee, conservator or similar official of any substantial portion of the assets of The Company, as applicable, to pay such its debts as they become due.
     8.3 Notwithstanding a termination of this Agreement, the non-breaching party shall retain all of its other remedies under applicable law and in equity.

9.   COMPANY'S REPRESENTATIONS AND WARRANTIES
The Company represents and warrants to ELITE for the purpose of inducing ELITE to enter into and consummate this Agreement as follows:

     9.1 The Company has the power and authority to execute, deliver and perform under this Agreement.
     9.2 The execution and delivery by the Company of this Agreement have been duly and validly authorized by all requisite action by the Company. No license, consent or approval of any form is required for the Company's execution and delivery of this Agreement.
     9.3 No representation or warranty by the Company in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by the Company to ELITE pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


             Page 5 of 7 Initial Company ______         Initial ELITE _____

10.  ELITE'S REPRESENTATIONS AND WARRANTIES
ELITE represents and warrants to the Company for the purpose of inducing ELITE to enter into and consummate this Agreement as follows:
     10.1 ELITE has the power and authority to execute, deliver and perform under this Agreement.
     10.2 The execution and delivery by ELITE of this Agreement have been duly and validly authorized by all requisite action by ELITE. No license, consent or approval of any form is required for ELITE's execution and delivery of this Agreement.
     10.3 No representation or warranty by ELITE in this Agreement and no information in any statement, certificate, exhibit, schedule or other document furnished, or to be furnished by ELITE to the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

11.      MISCELLANEOUS
     11.1 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the parties hereto at their addresses first above written or by facsimile transmission during regular business hours at the facsimile numbers set forth on Schedule 1 attached hereto. Any notice or communication shall be effective upon receipt by the intended recipient. Either party may change its address for the purpose of this paragraph by written notice similarly given.
     11.2 Entire Agreement. This Agreement sets forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and it supersedes all prior and/or contemporaneous understandings and agreements (whether written or oral) with respect to such subject matter, all of which are merged herein. There are no covenants, promises, agreements, conditions, understandings, representations or warranties with respect to the subject matter hereof, except those expressly set forth herein. All indemnification obligations of the parties hereunder shall survive the expiration or termination of this Agreement.
     11.3 Amendment of Agreement. This Agreement may only be altered or amended, in whole or in part, in a writing signed by each of the parties.
     11.4 Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of a like or different nature, unless such shall be signed by the person making such waiver and/or which so provides by its terms.
     11.5 Captions. The captions appearing in this Agreement are inserted as a matter of convenience and for reference and in no way affect the interpretation or construction of this Agreement.
     11.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.
     11.7 Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns. This Agreement may not be assigned by ELITE nor may any of its duties hereunder be delegated without the prior written consent of the Company.
     11.8 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall attach only to such provision and shall not in any way render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.


             Page 6 of 7 Initial Company ______         Initial ELITE _____

     11.9 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration. Arbitration proceedings shall be conducted in accordance with the rules then prevailing of the American Arbitration Association (the "AAA") or any successor thereto and shall be conducted in New York, New York. The award of the Arbitration shall be conclusive, final binding on the Parties. Judgment may be entered upon an arbitration award or in a court of competent jurisdiction and confirmed by such court. Costs of arbitration, reasonable attorney's fees of the parties, together with all other expenses, shall be paid as provided in the Arbitration award. The arbitration shall be conducted by one arbitrator chosen from a panel designated by the AAA.
     11.10 Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one (1) instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written:

ELITE FINANCIAL COMMUNICATIONS GROUP, LLC


BY:
   ------------------------------------
   NAME
   TITLE:



XYBERNAUT CORPORATION


BY:
   ------------------------------------
   NAME
   TITLE:





             Page 7 of 7 Initial Company ______         Initial ELITE _____